Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8
(Form Type)

THE BRINK’S COMPANY
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Debt	Deferred Compensation Oblibations(1)	Rule 457(h)	$20,000,000	100%	$20,000,000	$92.70 per million dollars	$1,854
Total Offering Amounts					$250,000,000		$1,854
Total Fee Offsets					—		—
Net Fee Due							$1,854
(1)    The deferred compensation obligations consist of general unsecured obligations of The Brink’s Company to pay deferred compensation in the future in accordance with the terms of The Brink’s Company Key Employees Deferred Compensation Program (the “Plan”).

(2)    Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for purpose of calculating the registration fee. The amount of deferred compensation obligations registered hereunder is based on an estimate of the amount of compensation participants may defer under the Plan.